EXHIBIT 99.1

Investor Contact: Scott Gleason Interim CFO & SVP Investor Relations & Corp. Communications 484-425-0588 sgleason@orasure.com	Media Contact: Amy Koch Sr. Mgr. Corporate Communications 484-523-1815 media@orasure.com

OraSure Technologies Appoints Two New Members to the Board of Directors

New Appointments Bring to the Company Significant Executive Leadership, Global Product Development, Public Health, and the Retail Pharmacy Market Experience

BETHLEHEM, PA., November 8, 2021 (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a global leader in point-of-care and home diagnostic testing and sample collection technologies, announced today the appointment Nancy J. Gagliano, M.D. and Anne C. Whitaker to the Company’s Board of Directors, effective November 8, 2021. Dr. Gagliano was a practicing physician in internal medicine, has extensive retail pharmacy leadership experience, and was one of the leaders of the RADx Tech, Rapid Acceleration of Diagnostics program for the National Institute of Health to bring new diagnostic technologies to market to counter the global COVID-19 pandemic. Dr. Gagliano will serve as a Class III Director with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders. She will also serve on the Nominating and Corporate Governance Committee of the Board. Mrs. Whitaker has held numerous board and executive level positions in the pharmaceutical industry. She has been recognized by Fierce Pharma as one of the top 25 Most Influential Women in BioPharma, PharmaVoice as one of the Top 100 most Inspiring Leaders in Healthcare and Women, Inc. as one of the most Influential Corporate Directors. She is currently the Chairperson of the Board of Directors of Aerami Therapeutics. Mrs. Whitaker will serve as a Class II Director with an initial term expiring at the Company’s 2023 Annual Meeting of Stockholders. She will also serve on the Audit Committee of the Board.

“We are exceptionally privileged to bring two new board members to our team of the caliber and experience of Nancy and Anne,” said Stephen S. Tang, Ph.D., President and Chief Executive Officer of OraSure Technologies. “Their knowledge bases in critical areas such as global product development, public health, and the retail pharmacy market will be critical as we look to drive increased innovation and execute on our long-term global growth strategy.”

Dr. Gagliano, age 62, has over 35 years of experience as a senior healthcare physician executive and practicing physician in internal medicine. Dr. Gagliano most recently served as an executive leader of the National Institute of Health’s RADx Tech, Rapid Acceleration of Diagnostics program. In this position she has helped oversee over one billion dollars of sponsored programs to bring millions of new COVID-19 tests to market. Prior to her work for the National Institute of Health, Dr. Gagliano was the Chief Medical Officer of Culbert Healthcare Solutions, providing strategic guidance on healthcare consulting services. Before joining Culbert Healthcare, Dr. Gagliano spent six years with CVS Health holding senior leadership positions including as the Chief Medical Officer of Minute Clinic, and as a Senior Vice President overseeing key programs such as the enterprise smoking cessation program and the development of the company’s telemedicine program. Prior to her leadership roles at CVS Health, Dr. Gagliano was a practicing internal medicine physician and held numerous leadership positions at Massachusetts General Hospital and Massachusetts General Physicians Organization.

Dr. Gagliano holds a M.D. from Harvard Medical School, an MBA from Northeastern University, and a Bachelors of Science Degree from Union College in Computer Science and Biology.

Mrs. Whitaker, age 54, is a seasoned healthcare executive and director with more than 30 years of experience with a proven track record as an executive of building and leading high-performance teams. Mrs. Whitaker currently serves as Managing Partner of Anne Whitaker Group, LLC, a board and private equity advisory firm, and is the current Chairperson of the Board of Aerami Therapeutics, a private life science company. Prior to taking the Chair role at Aerami, Anne served as the CEO from October 2018 to November 2020 and as a director from July 2018. She also serves as an independent director on the boards of three public companies including Faron Pharmaceuticals, a development stage pharma company; Caladrius, a development stage biotech company; and Mallinckrodt, a specialty pharmaceutical company. In addition to her board work, she is an active industry advisor to private equity and venture capital funds in the US and Europe. Mrs. Whitaker started her healthcare career with The Upjohn Company selling pharmaceuticals. She subsequently transitioned to GlaxoSmithKline PLC where she spent 19 years and rose in the commercial ranks from a sales representative to become a Senior Vice President, Business Unit Head for the Cardiovascular, Metabolic, and Urology franchises in 2009. Anne joined Sanofi SA in 2011 as the President of the North America Pharmaceutical Region. Anne served as the CEO and President of Synta Pharmaceuticals, Inc. in 2014 and 2015. She joined Bausch Health as an Executive Vice President and Company Group Chairman for the Branded Pharmaceuticals segment in mid-2015. From February 2017 until April 2018 she served as the CEO and President of Novoclem Therapeutics, Inc.

Mrs. Whitaker holds a Bachelor of Science degree in chemistry from the University of North Alabama.

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate, essential information. OraSure, together with its wholly-owned subsidiaries, DNA Genotek, Diversigen, and Novosanis, provides its customers with end-to-end solutions that encompass tools, services and diagnostics. The OraSure family of companies is a leader in the development, manufacture, and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular services solutions designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharma, commercial entities and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com.